EXHIBIT 99.1

\FOR IMMEDIATE RELEASE\

Contact:
Paul McMahon
Senior Director, Corporate Communications
(781) 251-4130

John Swanson
Swanson Communications, Inc.
(516) 671-8582

LOJACK CORPORATION REPORTS THIRD QUARTER 2008 RESULTS; UPDATES CURRENT YEAR GUIDANCE

•	International Revenue Growth Dampens Domestic Decline
•	One-Time, Non-Cash Impairment Charge of $37.7 Million, Net of Tax

Westwood, MA. November 4 – LoJack Corporation (NASDAQ GS: “LOJN”) reported today that revenue for the third quarter ended September 30, 2008 declined 4% to $52.9 million, from $55.1 million in the same period of the prior year. For the nine months ended September 30, 2008, revenue declined 10% to $150.4 million, from $167.4 million for the same period in 2007.

One-time, non-cash charges contributed to a net loss of $2.05 per share for the quarter, compared to net income of $0.33 per share for the same quarter in 2007.

In announcing the results, Richard T. Riley, Chairman and Chief Executive Officer said, “In this quarter our international business increased 40% in unit volume and 47% in revenue over the prior year. Even that strong performance was not enough to fully offset the decline in our domestic business, as the problems intensified in the auto market during the third quarter. The decline in the domestic auto market deepened in each sequential quarter in 2008, with monthly new car sales in September falling below one million vehicles for the first time in 15 years. The continued deterioration in the domestic auto industry has been well documented, with industry experts now predicting annual vehicle sales of 13 to 13.5 million units, both in 2008 and 2009, compared to new car sales of approximately 16 million vehicles in 2007.

“Despite the severe economic climate, we continue to mitigate the challenges we face, invest in strategic programs to leverage our proprietary technology for diversification and deliver solid cash flow. Moreover, our balance sheet remains strong and positions us well as we continue to diversify and expand into new markets.”

The third quarter and nine month results for 2008 reflect a non-cash, after-tax charge of approximately $37.7 million, or $2.23 and $2.17 per fully diluted share respectively, related to the impairment of the intangible assets recorded upon the acquisition of Boomerang Tracking. The impairment charge reflects our current estimate of the fair market value of the business, as we work to generate new customers and convert our existing customers from analog to digital technology in a difficult economic environment.

Due to the impairment charge, the operating loss for the third quarter of 2008, calculated in accordance with generally accepted accounting principles (“GAAP”) was $33.2 million, compared to operating income of $8.2 million in the same quarter a year ago.  For the nine months ended September 30, 2008, the operating loss calculated on a GAAP basis was $30.0 million, compared to operating income of $26.7 million for the same period in the prior year.

Pro forma operating income for the third quarter, which excludes the items identified in Table 1 below, declined 34% to $4.9 million.  Pro forma operating income for the nine months ended September 30, 2008, which excludes the items identified in Table 1 below, was $8.1 million, representing a decline of 69% over the same period last year.

Table 1 - Items Affecting Operating Income Comparability

GAAP to Pro Forma Reconciliation – Operating Income
(in millions)

Three Months ended September 30, 2008		Three Months ended September 30, 2007
	$	$
Operating Income, as reported	$ (33.2)	$ 8.2
Clare Litigation Settlement	--	(0.8)
Loss on impairment of intangible assets	38.1	--
Pro Forma Operating Income	$ 4.9	$ 7.4

Nine Months ended September 30, 2008		Nine Months ended September 30, 2007
Operating Income		Operating Income
	$	$
Operating Income, as reported	$ (30.0)	$ 26.7
Clare Litigation Settlement	--	(0.8)
Loss on impairment of intangible assets	38.1	--
Pro Forma Operating Income	$ 8.1	$ 25.9

The net loss calculated on a GAAP basis for the third quarter was $34.7 million, or $2.05 per fully diluted share, down from net income of $6.3 million, or $0.33 per fully diluted share, in the same period of the prior year. For the nine months ended September 30, 2008, the net loss calculated on a GAAP basis was $32.7 million, or $1.88 per fully diluted share, down from net income of $19.1 million, or $1.00 per fully diluted share in same period of the prior year.

Pro forma net income for the third quarter, which excludes the items noted in Table 2 below, declined 36% to $3.6 million from the same quarter last year, while pro forma earnings per fully diluted share was $0.21, compared to $0.29 for the same quarter last year, excluding items noted in Table 2 below.  Pro forma net income for the nine months ended September 30, 2008, excluding the items noted in Table 2 below, declined 66% to $6.2 million from the same period last year, while pro forma earnings per fully diluted share declined by 64% to $0.35 from the same period last year, excluding items noted in Table 2 below.

Table 2 - Items Affecting Net Income and Fully Diluted Earnings per Share Comparability

GAAP to Pro Forma Reconciliation
(in millions, except per share amount)

	Three Months ended September 30, 2008			Three Months ended September 30, 2007
	$		EPS Impact	$		EPS Impact
Net (loss) income, as reported		$(34.7)	$(2.05)		$6.3	$0.33
Clare litigation settlement, net of tax		-	-		(0.7)	(0.04)
Loss on impairment of intangible assets, net of tax		37.7	2.23		-	-
Reversal of Supply Chain Integrity deferred tax asset		0.6	0.03		-	-
Pro Forma Net Income		$3.6	$0.21		$5.6	$0.29

	Nine Months ended September 30, 2008			Nine Months ended September 30, 2007
	$		EPS Impact	$		EPS Impact
Net (loss) income, as reported		$(32.7)	$(1.88)		$19.1	$1.00
Clare litigation settlement, net of tax		-	-		(0.7)	(0.04)
Loss on impairment of intangible assets, net of tax		37.7	2.17		-	-
Reversal of Supply Chain Integrity deferred tax asset		0.6	0.03		-	-
Supply Chain Integrity fair value adjustment		0.6	0.03		-	-
Pro Forma Net Income		$6.2	$0.35		$18.4	$0.96

The company’s cash and short-term investment balance on September 30, 2008 was $66.6 million, an increase of $8.0 million from June 30, 2008.

Gross margin dollars for the third quarter declined 9% to $28.7 million from $31.4 million for the same quarter last year, while gross margin as a percentage of revenue was 54%, compared to 57% in the third quarter of 2007.  For the nine months ended September 30, 2008, gross margin dollars declined 16% to $79.8 million from $94.8 million in the prior year, and gross margin as a percentage of revenue declined to 53%, from 57% in the prior year.

Mr. Riley said, “In the third quarter, our gross margin percentage and dollars declined compared to record levels for the same quarter in 2007. The decline was primarily related to reduced domestic unit volume and the impact of accounting for our equity in Absolute Software for the quarter.”

Domestic revenue in the third quarter declined 21% to $29.9 million from $37.6 million in the same quarter of the prior year, on a 22% reduction in unit volume. Domestic gross margin dollars for the quarter declined 29% from the same quarter in the prior year, while gross margin as a percentage of revenue declined to 55% from 61% in the third quarter of 2007.

Mr. Riley said, “Domestic auto sales dropped approximately 18% in the quarter. The sales declines were widespread, with every major auto manufacturer experiencing a drop in sales during September. New vehicles sales in California, our largest market, continued to be particularly hard hit, with year over year declines higher than the national average. Our domestic business continues to be impacted by the ongoing deterioration of the auto market, resulting from tightening credit and eroding consumer confidence related to the crisis in the financial system.”

International revenue in the third quarter increased 47% to $17.7 million, from $12.0 million in the prior year, attributable to a 40% increase in unit volume. International gross margin dollars increased 60% compared to the same period a year ago, while gross margin as a percentage of revenue was 56% compared to 51% in the same period in the prior year.

Mr. Riley said, “Our international unit volume increase in the third quarter reflected our expectations for strong growth in the second half of this year. The growth was driven by our larger licensees in Latin America and Africa, where the business is based on insurance mandates, not new auto sales. Though the insurance mandates are not directly influenced by decreases in consumer spending, we expect that our licensees in Latin America and Africa may begin to experience some softening of their business over the remainder of the year. We still expect to deliver a double-digit increase in international unit volume in 2008.”

Boomerang Tracking had revenue of $5.3 million compared to $5.4 million for the same quarter of the prior year. Gross margin as a percentage of revenue was 46%, compared to 43% in the third quarter of 2007.

Mr. Riley said, “We previously stated that the required analog to digital transition would present a challenge in maintaining the subscriber base at Boomerang. In these unprecedented economic times, the negative impact of the transition on customer retention has been magnified. Additionally, the Boomerang business was impacted by a fundamental shift in the Canadian auto market away from high end vehicles, where Boomerang historically experienced high penetration. Going forward we are developing programs to address the shift to mid-market vehicles.

“In one of the most uncertain and volatile economic periods in recent history, we continue to manage the business aggressively, delivering moderate profitability before recognition of one-time charges, while making investments in our strategic efforts to diversify the LoJack business and position the company for long term success.

“We will bring our operational cost structure in line with the revised auto market expectations. As a result, we expect to recognize a charge of approximately $1 million in the fourth quarter of this year. We believe that these changes will provide an annualized benefit of approximately $5 million beginning in 2009.

“Subsequent to the close of the third quarter, worldwide capital markets dropped dramatically, impacting the fair market value of many assets. While we do not know where the capital markets will finish the year, at the end of October we would have reduced the carrying value of our investments in Absolute Software and our licensee in France by approximately $2.5 million.

“We now expect revenue for the full year to be between $199 million and $202 million, pro forma net income to be between $8.5 million and $9.5 million, pro forma earnings per fully diluted share to be between $0.50 and $0.53, and gross margin as a percentage of revenue to be approximately 53% for the year. The pro forma earnings exclude the charge for the Boomerang impairment, the Supply Chain Integrity items and the proposed restructuring charge in the fourth quarter. It also excludes any additional valuation adjustments of our investments in the fourth quarter.”

In February of 2008, the LoJack Board of Directors authorized the repurchase of 1,000,000 shares under 10b5-1 trading plans. The Board also authorized additional stock repurchases up to 2,000,000, for a total repurchase authority of 3,000,000 shares. During the third quarter of 2008, the company did not repurchase any shares.  During the nine months ended September 30, 2008, the company repurchased 1,318,222 shares at an average price of approximately $10.83 per share.  As of September 30, 2008, the company had no outstanding repurchase authorities under 10b5-1 trading plans and 1,681,778 available for other repurchases.

About LoJack

LoJack Corporation, the company that invented the stolen vehicle recovery market, leverages its superior technology, direct connection with law enforcement and proven processes to be the global leader in tracking and recovering valuable mobile assets. The company’s Stolen Vehicle Recovery System delivers a 90 percent success rate in tracking and recovering stolen cars and trucks and has helped recover more than $4 billion worldwide in stolen LoJack-equipped assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. Today, LoJack operates in 26 states and the District of Columbia, and in more than 30 countries throughout Europe, Africa, North America, South America and Asia.

To access the webcast of the company’s conference call to be held at 9:00 AM ET, Tuesday, November 4, 2008, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Quarterly Results Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s customers’ ability to access the credit markets; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations; and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures of operating income, net income and earnings per diluted share.  The company believes that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of growth in the company’s core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. The non-GAAP measures used in this release exclude (i) the non-cash impairment charge relating to Boomerang Tracking in 2008 discussed above; (ii) the non-cash fair market adjustment of our investment in Supply Chain Integrity; (iii) the reversal of a deferred tax asset taken as a result of the consolidation of Supply Chain Integrity; and (iv) the collection of a judgment against Clare Inc. in 2007. LoJack management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures also are used by management to aid their financial and operating decision making.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies.  Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.

# # #

LoJack Corporation and Subsidiaries
Condensed Income Statement Data

(in millions, except share and per share amounts)

	Three Months Ended September 30,
	2008	2007
	(unaudited)

Revenue	$52.9	$55.1

Cost of goods sold	24.2	23.7
Gross margin	28.7	31.4

Costs and expenses:
Product development	1.8	0.8
Sales & marketing	12.1	12.8
General and administrative	8.2	7.9
Depreciation and amortization	1.7	1.7
Loss on impairment of intangible assets	38.1	--

Total	61.9	23.2

Operating (loss) income	(33.2)	8.2

Other income (expense):
Interest income	0.5	1.1
Interest expense	(0.3)	(0.3)
Other	(1.2)	0.2
Total	(1.0)	1.0

(Loss) income before provision for income taxes	(34.2)	9.2
Provision for income taxes	0.6	2.9
(Loss) Income before minority interest	(34.8)	6.3
Minority interest	(0.1)	--
Net (loss) income	$(34.7)	$6.3

Diluted (loss) earnings per share	$(2.05)	$0.33
Weighted average diluted common
shares outstanding	16,897,702	18,992,325

LoJack Corporation and Subsidiaries
Condensed Income Statement Data

(in millions, except share and per share amounts)

	Nine Months Ended September 30,

	2008	2007
	(unaudited)

Revenue	$150.4	$167.4

Cost of goods sold	70.6	72.6

Gross margin	79.8	94.8

Costs and expenses:
Product development	5.4	3.8
Sales & marketing	36.4	35.7
General and administrative	24.4	23.3
Depreciation and amortization	5.5	5.3
Loss on impairment of intangible assets	38.1	--

Total	109.8	68.1

Operating (loss) income	(30.0)	26.7

Other income (expense):
Interest income	1.6	2.1
Interest expense	(1.0)	(0.9)
Other	(2.1)	0.7
Total	(1.5)	1.9

(Loss) Income before provision for income taxes	(31.5)	28.6
Provision for income taxes	1.3	9.5
(Loss) income before minority interest	(32.8)	19.1
Minority interest	(0.1)	-
Net (loss) income	$(32.7)	$19.1

Diluted (loss) earnings per share	$(1.88)	$1.00
Weighted average diluted common
shares outstanding	17,419,727	19,051,672

LoJack Corporation
Condensed Balance Sheets
(in millions, except share and per share amounts)

	September 30, 2008	December 31, 2007
	(unaudited)	(audited)

Assets
Current Assets:
Cash and equivalents	$65.3	$56.6
Short-term investments	1.3	14.7
Accounts receivable, net	40.0	40.0
Inventories	15.8	14.9
Prepaid expenses and other	6.8	3.6
Deferred income taxes	4.9	5.5
Total current assets	134.1	135.3

Property and equipment, net	21.4	23.4
Deferred income taxes	9.2	8.5
Intangible assets, net	1.9	3.1
Goodwill	16.9	55.0
Other assets	19.7	20.6
Total	$203.2	$245.9

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.2	$--
Accounts payable	6.8	7.6
Accrued and other liabilities	10.8	7.4
Current portion of deferred revenue	25.9	25.3
Accrued compensation	6.1	7.2
Total current liabilities	51.8	47.5

Long term debt	25.0	26.5
Deferred revenue	40.4	37.6
Deferred income taxes	0.5	1.1
Other accrued liabilities	2.1	2.1
Accrued compensation	2.4	2.7
Total liabilities	122.2	117.5

Commitments & Contingent Liabilities	--	--

Minority Interest	0.6

Stockholders’ equity:
Common stock	0.2	0.2
Additional paid in capital	13.8	25.8
Accumulated & other comp. inc.	5.9	9.2
Retained earnings	60.5	93.2
Total stockholders’ equity	80.4	128.4
Total	$203.2	$245.9

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us ”, then, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.